VALENCE REPORTS FIRST QUARTER FY 2005 RESULTS
 PARTNERSHIPS WITH INDUSTRY LEADERS CONFIRM STRENGTHS AND BENEFITS OF SAPHION(R)
                   TECHNOLOGY IN LARGE FORMAT BATTERY SYSTEMS

AUSTIN, TX, AUGUST 5, 2004 -- Valence Technology, Inc. (Nasdaq: VLNC), a leader in the development and commercialization of Saphion(R) technology, the only safe large format Lithium-ion rechargeable battery technology, today reported results for its first quarter of fiscal year 2005 ended June 30, 2004.

Highlights for the first quarter of fiscal 2005 include the following:

     o    7th consecutive quarter of revenue growth. Year-on-year growth of 74%.
     o Large format business development efforts resulting in exclusive deals and increased Saphion(R) market penetration, as well as N-Charge(TM) vertical market successes in the education segment.
     o Diversification of our wound cell supply base through the development of prismatic cells and increased cylindrical capabilities.

"Our large format business development efforts are starting to pay off as we continue to execute our strategy of partnering with industry leaders to help bring our Saphion(R) technology to market. Signing exclusive agreements with companies like Tyco Electronics and GF Health Products that have large customer bases will accelerate the market penetration of Saphion(R) technology, increase the awareness of our brand, and provide the platform for future revenue growth." stated Stephan Godevais, chairman and CEO of Valence Technology, Inc.

FINANCIAL RESULTS
The Company reported $2.84 million in revenue for its first quarter of fiscal year 2005, representing a 73.9% increase over $1.6 million in its first quarter of 2004, and an increase of 1.6% from $2.79 million in its fourth quarter of 2004. The Company reported a net loss of $9.2 million, or $0.12 per basic and diluted share, compared to a net loss of $9.5 million, or $0.13 per basic and diluted share, in its first quarter of 2004, and a net loss of $9.3 million, or $0.12 per basic and diluted share, in its fourth quarter of 2004.

ABOUT VALENCE TECHNOLOGY, INC.
Valence is a leader in the development and commercialization of Saphion(R) technology, the only safe large format Lithium-ion rechargeable battery technology. Valence holds an extensive, worldwide portfolio of issued and pending patents relating to its Saphion(R) technology and Lithium-ion rechargeable batteries. The company has facilities in Austin, Texas, Henderson, Nevada and Mallusk, Northern Ireland. Valence is traded on the NASDAQ SmallCap Market under the symbol VLNC and can be found on the Internet at www.valence.com.

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FORWARD-LOOKING STATEMENTS
The information contained herein includes "forward-looking statements." The company cautions readers not to put undue reliance on forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those described herein, for the reasons, among others, discussed in our reports filed with the Securities and Exchange Commission.

MEDIA CONTACT                                          INVESTOR CONTACT

Lois Paul Partners, LLC                                Valence Technology, Inc.
Cary Conway                                            Mike Russell
cary_conway@lpp.com                                    mike.russell@valence.com
972-731-9242                                           (512) 527-2921




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                    VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
               (in thousands, except share and per share amounts)
                                   (unaudited)


                                                                    June 30, 2004        March 31, 2004
                                                                   -----------------    -----------------
ASSETS
Total current assets                                                          9,149                8,324
                                                                   -----------------    -----------------
 Total assets                                                              $ 16,127             $ 21,056
                                                                   =================    =================
LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
                                                                   -----------------    -----------------
Total current liabilities                                                    11,789               13,171

                                                                   -----------------    -----------------
Total liabilities                                                            64,596               65,334
                                                                   -----------------    -----------------

Minority interest in joint venture                                                -                4,484
                                                                   -----------------    -----------------

Redeemable convertible preferred stock                                        8,250                8,032
                                                                   -----------------    -----------------

Total stockholders' deficit                                                 (56,719)             (56,794)
                                                                   -----------------    -----------------

 Total liabililities, preferred stock and stockholders' deficit            $ 16,127             $ 21,056
                                                                   =================    =================


                    VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                    (in thousands, except per share amounts)
                                   (unaudited)



                                                   Three Months Ended June 30,
                                                  ------------------------------
                                                       2004             2003
                                                  --------------   -------------
Total revenues                                       $    2,837       $   1,631

Operating loss                                           (8,001)         (8,457)

Net loss                                                 (8,958)         (9,489)

Net loss available to common stockholders            $   (9,219)      $  (9,505)
                                                  ==============   =============
Net loss per share available to common stockholders  $    (0.12)      $   (0.13)
                                                  ==============   =============